Exhibit 3.1

AMENDED AND RESTATED

BY-LAWS

of

INTRICON CORPORATION

(A Pennsylvania Corporation)

I.  MEETINGS OF SHAREHOLDERS

Section 1.01.   Place of Meeting. Meetings of shareholders of the Corporation shall be held at such place, within the Commonwealth of Pennsylvania or elsewhere, as may be fixed by the Board of Directors. If the Board shall not fix a place for such meetings, they shall be held at the Offices of the Corporation in Dresher, Pennsylvania.

Section 1.02.   Annual Meeting. The Annual Meeting of Shareholders for the election of Directors and the transaction of any further business that may be brought before the meeting, shall, unless the Board of Directors shall fix some other hour or day therefore, be held at 2 o’clock p.m. on the last Tuesday in April of each year, if not a legal holiday under the laws of the Commonwealth of Pennsylvania, and, if a legal holiday, then on the next succeeding secular day not a legal holiday under the laws of said Commonwealth. If for any reason such meeting should not be held at the time fixed therefor, such election may be held at a subsequent meeting called for that purpose.

Section 1.03.   Notice of Meetings. Notice of every Annual Meeting of Shareholders shall be given by the Secretary.

Notice of all meetings of shareholders shall be given to each shareholder of record entitled to vote at the meeting, at least ten days prior to the day named for the meeting, unless a greater period of notice is by law required in a particular case.

Section 1.04.   Organization. At every meeting of the shareholders, the President, or in his absence, a Vice President shall act as Chairman; and the Secretary, or in his absence, a person appointed by the Chairman, shall act as Secretary.

Section 1.05.   Voting. Except as otherwise specified herein or in the Articles or provided by law, all matters shall be decided by the vote of the holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy, at a meeting at which a quorum shall be present, though such a majority be less than a majority of all the shares entitled to vote thereon.

In each election for Directors, the candidates receiving the highest number of votes, up to the number of Directors to be elected in such election, shall be elected.

Section 1.06.   Nomination of Directors and Submission of Proposals. Nominations for directors to be elected at a meeting of shareholders may be made by the nominating committee of the Board of Directors or another committee of the Board of Directors performing similar functions (the “Nominating Committee”) or by any shareholder of any outstanding class of the Corporation’s stock entitled to vote on the election of directors. Proposals to be considered at a meeting of shareholders may be made by the Board of Directors or any holder of any outstanding class of the Corporation’s stock entitled to vote on the proposal at the meeting of shareholders. Nominations made by the Nominating Committee and proposals made by the Board of Directors shall be made pursuant to procedures established by the Nominating Committee or the Board of Directors, respectively. Nominations by shareholders for directors to be elected, or proposals by shareholders to be considered, at a meeting of shareholders and which have not been previously approved by the Nominating Committee or the Board of Directors, respectively, must be submitted to the Chairman of the Nominating Committee, in case of nominations for director, and the Secretary of the Corporation, in case of shareholder proposals, in writing, either by personal delivery, nationally recognized express mail or United States mail, postage prepaid, not later than (i) with respect to an election to be held, or a proposal to be considered, at an annual meeting of shareholders, the latest date upon which shareholder proposals must be submitted to the Corporation for inclusion in the Corporation’s proxy statement relating to such meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation promulgated by the Securities and Exchange Commission (“SEC”) or, if the Corporation is no longer subject to the proxy rules of the SEC, at least ninety (90) days prior to the date one year from the date of the immediately preceding annual meeting of shareholders, and (ii) with respect to an election to be held, or a proposal to be considered, at a special meeting of shareholders, the earlier of (a) thirty (30) days prior to the printing of the Corporation’s proxy materials or information statement with respect to such meeting or (b) if no proxy materials or information statement are being distributed to shareholders, at least the close of business on the fifth day following the date on which notice of such meeting is first given to shareholders. Each such nomination or proposal shall set forth:

1.   The name and address of the shareholder making the nomination or proposal and the person or persons nominated, or the subject matter of the proposal submitted;

2.   A representation that the shareholder is a holder of record, and/or beneficial owner, of the voting stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated, or the proposal submitted;

3.   A description of all arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made, or the proposal was submitted, by the shareholder;

4.   Such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Nominating Committee, including but not limited to, the principal occupation of each proposed nominee; and

5.   The consent of each nominee to serve as a director of the Corporation if so elected.

Subject to applicable law and SEC regulations: (a) the Nominating Committee shall have the sole authority to select, or recommend to the Board of Directors, the nominees to be considered for election or appointment as a director and (b) the Board of Directors shall have the sole authority to accept or reject any shareholder proposal. The officer presiding over the meeting, in his or her sole and absolute discretion, may reject any nomination or proposal not made in accordance with the foregoing. Notwithstanding the foregoing, at any time prior to the election of directors at a meeting of shareholders, the Board of Directors may designate a substitute nominee to replace any bona fide nominee who was nominated as set forth above and who, for any reason, becomes unavailable for election as a director.

Section 1.07.   Quorum. Except as otherwise specified herein or in the Articles or applicable law (including, without limitation all exceptions provided by Section 1756 of the Pennsylvania Business Corporation Law of 1988, as amended), the presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at a meeting of shareholders shall constitute a quorum for the purposes of consideration and action on the matter.

II.  DIRECTORS

Section 2.01.   Number, Classification, Term of Office and Removal of Directors.

a)   The number of Directors of the Corporation shall be from three to seven directors, with the actual number of directors to be determined by the Board of Directors from time to time.

(b)   The Directors shall be classified with respect to the time for which they shall severally hold office. The Board of Directors shall be divided into three classes of Directors, as nearly equal in number of Directors as possible, to be known as Classes “A”, “B”, and “C”. Class A Directors shall each be elected and hold office initially for one (1) year, or until the next annual election; Class B Directors shall be elected and hold office initially for two (2) years or until the second annual election; and Class C Directors shall each be elected and hold office initially for three (3) years, or until the third annual election. Each Director shall hold office for the term for which he is elected and until his successor shall have been elected and qualified. At each annual election, the successors to the class of Directors whose term shall expire in that year shall be elected to hold office for the term of three (3) years, so that the term of office of one class of Directors shall expire each year. If the number of Directors is changed, any newly-created directorships or any decrease in directorships shall be so apportioned among the classes so as to make all classes as nearly equal in number as possible. Any Director or the entire Board of Directors may be removed with or without cause only upon the affirmative vote of two-thirds (2/3) of all of the shares outstanding and entitled to vote; provided that the Board of Directors shall retain the right conferred by Section 405B of the Pennsylvania Business Corporation Law, as amended from time to time, to declare vacant the office of a Director for the reasons specified therein.

Section 2.02.   Resignations. Any Director may resign at any time by giving written notice to the Board of Directors or to the Secretary. Such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 2.03.   Annual Meeting. Immediately after each annual election of Directors, the Board of Directors shall meet for the purpose of organization, election of Officers, and the transaction of other business, at the place where such election of Directors was held. Notice of such meeting need not be given. In the absence of a quorum at said meeting, the same may be held at any other time or place which shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.

Section 2.04.   Regular Meetings. Regular meetings of the Board of Directors shall be held at such time and place as shall be designated from time to time by standing resolution of the Board. If the date fixed for any such regular meeting be a legal holiday under the laws of the State where such meeting is to be held, then the same shall be held on the next succeeding secular day not a legal holiday under the laws of said State, or at such other time as may be determined by resolution of the Board. At such meetings, the Directors may transact such business as may be brought before the meeting.

Section 2.05.   Special Meetings. Special meetings of the Board of Directors may be called by the President, by a Corporate Vice President, by the Secretary, or by two or more of the Directors, and shall be held at such time and place as shall be designated in the call for the meeting.

Section 2.06.   Notice of Meetings. Written notice of each special meeting shall be given, by or at the direction of the person or persons authorized to call such meeting, to each Director at least two days prior to the day named for the meeting.

Notice of regular meetings need not be given.

Section 2.07.   Organization. At every meeting of the Board of Directors, a Chairman chosen by a majority of the Directors present, shall preside, and the Secretary, or in his absence, any person appointed by the presiding officer, shall act as Secretary.

Section 2.08.   Compensation of Directors. Each Director shall receive such compensation as from time to time may be fixed by the Board. Directors may also be reimbursed by the Corporation for all reasonable expenses incurred in traveling to and from the place of each meeting of the Board or any committee thereof.

Section 2.09.   Indemnification and Liability of Directors and Officers.

A.   Personal Liability of Directors. A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director to the extent that under the terms of the Director’s Liability Act, 42 Pa. Cons. Stat. Para. 8361 et seq., as modified by any Pennsylvania statute thereafter enacted, a director’s liability for monetary damages may not be limited.

B.   Indemnification. The Corporation shall indemnify any person who was or is a party (other than a party plaintiff suing in his own behalf or in the right of the Corporation) or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the

Corporation, or is or was serving while a director or officer of the Corporation at the request of the Corporation as a director, officer, employee, agent fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgements, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

C.   Advancement of Expenses. Expenses actually and reasonably incurred by an officer or director of the Corporation in defending a civil or criminal action, suit or proceeding described in paragraph B shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding (regardless of the financial condition of such director or officer) upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

D.   Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation’s Articles of Incorporation, any insurance or other agreement, vote of shareholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

E.   Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of these By-laws.

F.   Security Fund; Indemnity Agreements. By action by the Board of Directors (notwithstanding their interest in the transaction) the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its directors, officers, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Section.

G.   Modification. The duties of the Corporation to indemnify and to advance expenses to a director or officer provided in this Section shall be in the nature of a contract between the Corporation and each such director or officer, and no amendment or repeal of any provision of this Section, and no amendment or termination of any trust or other fund created pursuant to Paragraph F, shall alter, to the detriment of such director or officer, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

Section 2.10.   Participation in Meetings. One or more directors may participate in a meeting of the Board or a committee of the Board by means of conference telephone or similar communications equipment by which all persons participating at the meeting can hear each other.

III.  COMMITTEES

Section 3.01.   Executive Committee. The Board of Directors shall have authority to appoint an Executive Committee comprised of members of the Board of Directors. If such Executive Committee be appointed, it shall have such duties and responsibilities as shall be conferred upon it from time to time by the Board of Directors, including the right to act as to matters arising between meetings of the Board, except as to matters which, by law, require action by the Board. If so appointed, the Executive Committee shall report on its actions to the Board from time to time as appropriate or as may be requested by the Board.

Section 3.02.   Other Committees. The Board of Directors may at any time and from time to time, appoint such standing committees and/or such special committees, consisting of Directors or others, to perform such duties and make such investigations and reports as the Board shall by resolution determine. Such committees shall determine their own organization and times and places of meeting, unless otherwise directed by such resolution.

IV.  OFFICERS

Section 4.01.   Number. The Officers of the Corporation shall be a President, a Secretary, a Treasurer and may include one or more Corporate Vice Presidents, and a Controller, and such other Officers and Assistant Officers as the Board of Directors may from time to time designate.

Section 4.02.   Qualifications. Any two or more offices may be held by the same person, except that the offices of President and Secretary or Assistant Secretary shall not be held by the same person. The Officers shall be natural persons of full age.

Section 4.03.   Election and Term of Office. The Officers of the Corporation shall be chosen by the Board of Directors at its Annual Meeting, but the Board may choose Officers or fill any vacancies among the Officers at any other meeting. Subject to earlier termination of office, each Officer shall hold office for one year and until his successor shall have been duly chosen and qualified.

Section 4.04.   Resignations. Any Officer may resign at any time by giving written notice to the Board of Directors, or to the President, or to the Secretary of the Corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.05.   Duties.

(a)   The President. The President shall be the Chief Executive Officer of the Corporation and shall have general supervision over the business affairs of the Corporation, shall sign, or countersign, all share certificates, contracts or other instruments of the Corporation as authorized by the Board of Directors, except in cases where the signing and execution thereof shall be expressly designated by the Board to some other officer or agent of the Corporation; shall make reports to the Board of Directors and shareholders and shall perform such other duties as are incident to his office or are properly required of him by the Board of Directors.

(b)   The Vice Presidents. In the absence or disability of the President, any Corporate Vice President designated by the Board of Directors may perform all the duties of the President, and, when so acting, shall have all the powers and be subject to all the restrictions upon the President; provided, however, that no Corporate Vice President shall act as a member of, or as Chairman of, any special committee of which the President is a member, except when designated by the Board of Directors. The Corporate Vice Presidents shall perform such other duties as from time to time may be assigned to them by the Board of Directors or the President.

(c)   The Secretary. The Secretary shall record all the votes of the shareholders and of the Directors and the minutes of the meetings of the shareholders and of the Board of Directors in a book or books to be kept for that purpose; he shall see that notices of meetings of the Board and shareholders are given and that all records and reports are properly kept and filed by the Corporation as required by law; he shall be the custodian of the Seal of the Corporation, and shall see that it is affixed to all documents to be executed on behalf of the Corporation under its Seal; and, in general, he shall perform all duties incident to the office of the Secretary, and such other duties as may from time to time be assigned to him by the Board of Directors or the President.

(d)   Assistant Secretaries. In the absence or disability of the Secretary, or when so directed by the Secretary, any Assistant Secretary may perform all the duties of the Secretary, and, when so acting, shall have all the powers of and be subject to all the restrictions placed upon the Secretary. The Assistant Secretaries shall perform such other duties from time to time as may be assigned to them respectively by the Board of Directors, the President or the Secretary.

(e)   The Treasurer. The Treasurer shall have charge of all receipts and disbursement of the Corporation, and shall have or provide for the custody of its funds and securities; he shall have full authority to receive and give receipts for all money due and payable to the Corporation, and to endorse checks, drafts, warrants in its name and on its behalf and to give full discharge for the same; he shall deposit all funds of the Corporation, except such as may be required for current use, in such banks or other places of deposit as the Board of Directors may from time to time designate; and, in general, he shall perform all duties incident to the office of Treasurer and such other duties as may from time to time be assigned to him by the Board of Directors or the President.

(f)   Assistant Treasurers. In the absence or disability of the Treasurer, or when so directed by the Treasurer, any Assistant Treasurer may perform all the duties of the Treasurer, and, when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. The Assistant Treasurers shall perform such other duties as from time to time may be assigned to them respectively by the Board of Directors, the President or the Treasurer.

Section 4.06.   Compensation of Officers and Others. The compensation of all Officers shall be fixed from time to time by the Board of Directors, or by any committee or Officer authorized by the Board so to do. No Officer shall be precluded from receiving such compensation by reason of the fact that he is also a Director of the Corporation.

Additional compensation, fixed as above, may be paid to any Officers or employees for any year or years, based upon the success of the operations of the Corporation during such year.

V.  BORROWING, DEPOSITS, PROXIES, ETC.

Section 5.01.   Borrowing, etc. No Officer, agent or employee of the Corporation shall have any power or authority to borrow money on its behalf, to pledge its credit or to mortgage or pledge its real or personal property, except within the scope and to the extent of the authority delegated by resolution of the Board of Directors. Authority may be given by the Board for any of the above purposes and may be general or limited to specific instances.

Section 5.02.   Deposits. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors may approve or designate, and all such funds shall be withdrawn only upon checks signed by such one or more Officers or employees as the Board shall from time to time determine.

Section 5.03.   Proxies. Unless otherwise ordered by the Board of Directors, any Officer of the Corporation may appoint an attorney or attorneys (who may be or include such Officer himself), in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation any of whose shares or other securities are held by or for the Corporation, at meetings of the holders of the shares or other securities of such other corporation, or, in connection with the ownership of such shares or other securities, to consent in writing to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name of and on behalf of the Corporation and under its Seal such written proxies or other instruments as he may deem necessary or proper in the premises.

Section 5.04.   Non-Applicability of Certain Provisions of Law. The provisions of Subchapters E, G and H of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, and any corresponding provisions of succeeding law shall not be applicable to the Corporation.

VI.  SHARE CERTIFICATES; TRANSFER

Section 6.01.   Share Certificates. To the extent permitted by law, share certificates shall be signed by the President, or a Corporate Vice President and by the Secretary or the Treasurer, or by an Assistant Secretary or Assistant Treasurer of the Corporation, but, to the extent permitted by law, such signatures may be facsimiles, engraved or printed.

Section 6.02.   Transfer of Shares. Transfer of share certificates and the shares represented thereby shall be made only on the books of the Corporation by the owner thereof or by his attorney thereunto authorized, by a power of attorney duly executed and filed with the Secretary or a Transfer Agent of the Corporation, and on surrender of the share certificates.

Section 6.03.   Transfer Agent and Registrar; Regulation. The Corporation may, if and whenever the Board of Directors so determines, maintain, in the Commonwealth of Pennsylvania, or any other State of the United States, one or more transfer offices or agencies, each in charge of a Transfer Agent designated by the Board, where the shares of the Corporation shall be transferable, and also one or more registry offices, each in charge of a Registrar designated by the Board, where such shares shall be registered; and no certificates for shares of the Corporation in respect of which a Transfer Agent and Registrar shall have been designated shall be valid unless countersigned by such Transfer Agent and registered by such Registrar. The Board may also make such additional rules and regulations as it may deem expedient concerning the issue, transfer, regulation and registration of share certificates.

Section 6.04.   Lost, Destroyed and Mutilated Certificates. The Board of Directors, by standing resolution or by resolutions with respect to particular cases, may authorize the issue of new share certificates in lieu of share certificates lost, destroyed, or mutilated, upon such terms and conditions as the Board may direct.

VII.  FINANCIAL REPORTS

Section 7.01.   The Directors of the Corporation shall not be required to cause to be sent to the shareholders an annual financial report under Section 318 of the Business Corporation Law of the Commonwealth of Pennsylvania; nor need any financial report which the Directors in their discretion may cause to be sent to the shareholders be required to be verified by a Certified Public Accountant. Any accountant or firm of accountants employed by the Corporation for any purpose may be or include a Director or full-time employee of the Corporation, and shall not be required to be elected by the shareholders of the Corporation.

VIII.  AMENDMENTS

Section 8.01.   Any or all of the provisions of these By-Laws whether contractual in nature or merely regulatory of the internal affairs of the Corporation, may be amended, altered, or repealed by the Board of Directors or by the shareholders entitled to vote thereon, at any regular or special meeting duly convened after notice to the Directors or shareholders, as the case may be, giving a summary of the proposed amendment, alteration, or repeal; provided, that any such proposal relating to Section 2.01(b) of these By-Laws must receive the affirmative vote of at least two thirds (2/3) of all shares outstanding and entitled to vote and any proposal to change the two-thirds (2/3) approval required by this Section must also receive the affirmative vote of at least two-thirds (2/3) of all shares outstanding and entitled to vote.

No provision of these By-Laws shall vest any property right in any shareholder.

Amended and Restated as of October 10, 2007.